Exhibit 99.1

June 21, 2022

Dear Emclaire Financial Corp. Shareholder:

This package is being mailed to you as a holder of record of shares of common stock of Emclaire Financial Corp. (“Emclaire”) in connection with the merger of Emclaire with and into FMNB Merger Subsidiary V, LLC (“Merger Sub”), a wholly-owned subsidiary of Farmers National Banc Corp. (“Farmers”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 23, 2022 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among Emclaire, Merger Sub and Farmers (the “Merger”). Pursuant to the Merger Agreement, each outstanding Emclaire common share will be converted at the effective time of the Merger into the right to receive, at the election of the holder, one of the following:

●	2.15 Farmers common shares (a “Stock Election”); or
●	$40.00 in cash without interest (a “Cash Election”)

subject, however, to proration, adjustment and certain allocation procedures set forth in the Merger Agreement intended to ensure that 70% of the outstanding Emclaire common shares are converted into the right to receive Farmers common shares and 30% of the outstanding Emclaire common shares are converted into the right to receive cash.

On March 23, 2022, the date the Merger Agreement was executed, the per share closing price for Farmers common shares was $ 17.02, which, after giving effect to the exchange ratio of 2.15 and the cash amount of $40.00, would have an implied value of approximately $37.62 per Emclaire common share. As of June 7, 2022, the most reasonably practicable date prior to the mailing of the proxy statement/prospectus dated June 8, 2022 (as it may be amended from time to time, the “Proxy Statement/Prospectus”), the closing price for Farmers common shares was $15.70, which had an implied value of approximately $33.76 per Emclaire common share. Based on this price with respect to the stock consideration, and the cash consideration of $40.00 per share, upon completion of the Merger, an Emclaire common shareholder who receives stock for 70% of such shareholder’s common shares and receives cash for 30% of such shareholder’s common shares would receive total Merger consideration with an implied value of approximately $35.63 per Emclaire common share.

Emclaire is holding a special meeting of shareholders virtually at 9:00 a.m., Eastern Time, on July 20, 2022. Pending approval of the Merger Agreement by the Emclaire shareholders and satisfaction of certain other closing conditions specified in the Merger Agreement, we currently expect that the Merger will be consummated during the second half of 2022.

Enclosed is an Election Form and Letter of Transmittal and related Instructions that pertain to the Merger. In order to make an election, please complete, sign and return the Election Form and Letter of Transmittal to Computershare Trust Company, N.A. (the “Exchange Agent”), at one of the addresses set forth in the Instructions, so that it is RECEIVED no later than July 19, 2022. Please also return with your Election Form and Letter of Transmittal all share certificate(s) or confirmation of book-entry transfer, as applicable, representing your Emclaire common shares. Do not send your election materials directly to Farmers or Emclaire.

03NRFA

June 21, 2022

The deadline for submitting election forms (the “Election Deadline”) is July 19, 2022. Election forms must be RECEIVED by the Exchange Agent no later than 5:00 PM Eastern Time on the date of the Election Deadline. In the event that the Election Deadline changes, Farmers and Emclaire will announce the revised date in a press release, on their websites and in filings with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling Georgeson LLC, the information agent, at 866-295-8105. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid and timely election, you will be deemed to have made No Election with respect to your Emclaire common shares.

For a full discussion of the transaction and the effect of your election, see the Merger Agreement and the Proxy Statement/Prospectus that is being sent to you under separate cover. BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT AND PROXY STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING ELECTION FORM AND LETTER OF TRANSMITTAL.

You are able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Farmers and Emclaire through the website maintained by the SEC at www.sec.gov or by requesting them by following the instructions in the section entitled “WHERE CAN YOU FIND MORE INFORMATION” in the forepart of the Proxy Statement/Prospectus. If you wish to request documents, you should do so at least five business days before the Election Deadline. THE PROXY STATEMENT/PROSPECTUS IS DATED JUNE 8, 2022, AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the Proxy Statement/Prospectus incorporates by reference subsequent filings with the SEC by Farmers and Emclaire. You should rely only on the information contained or expressly incorporated by reference in the Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from or inconsistent with the information contained or incorporated by reference in those documents.

If you hold Emclaire common shares through a broker, dealer, commercial bank, trust company or other fiduciary, you should also instruct such broker, dealer, commercial bank, trust company or other fiduciary what election to make on your behalf by carefully following the instructions you will receive from your broker, dealer, commercial bank, trust company or other fiduciary (please note: you may be subject to an earlier deadline for making your election with respect to such Emclaire common shares). Please contact your broker, dealer, commercial bank, trust company or other fiduciary with any questions and to receive the appropriate instruction forms. COMPLETING THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL WILL NOT RESULT IN YOU MAKING AN ELECTION FOR ANY EMCLAIRE COMMON SHARES YOU HOLD THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER FIDUCIARY.

June 21, 2022

If you have any questions regarding the election materials, please contact Georgeson LLC, the information agent, at 866-295-8105.

Very truly yours,

Kevin J. Helmick President and Chief Executive Officer

This Election Form and Letter of Transmittal is dated June 21, 2022, and is first being mailed to Emclaire common shareholders on or about June 21, 2022.